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Exhibit 10.50

        [EXECUTION COPY]

EXCLUSIVE SUPPLY AGREEMENT

        This Exclusive Supply Agreement, dated as of November 19, 2002 (this "Agreement"), is made and entered into by and between TCBY Systems, LLC, a Delaware limited liability company ("TCBY"), and Americana Foods Limited Partnership, a Texas limited partnership ("AF"); TCBY and AF may be referred to in this Agreement as a "Party" in the singular or "Parties" in the plural.

        A.    TCBY, directly or through one or more affiliated or subsidiary entities, is engaged in the business of franchising, marketing and selling yogurt, ice cream and other products through franchised traditional stores, non-traditional locations and packaged retail.

        B.    AF is engaged in the business of manufacturing, marketing and selling ice cream, frozen yogurt, yogurt mix and frozen novelty items (collectively, the "Products"), and AF currently is the supplier of TCBY-branded products to TCBY's distributors and franchisees.

        C.    Pursuant to this Agreement, TCBY and AF desire to document the arrangement pursuant to which TCBY will engage AF to exclusively supply the Products as more specifically set forth on Schedule I hereto (collectively, the "Licensed Products") from and after November 20, 2002 (the "Effective Date") to TCBY's distributors and franchises produced by AF under license and pursuant to the terms of this Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

        1.    Conditionally Exclusive Supply of Licensed Products.    Subject to the terms and conditions of this Agreement, TCBY agrees that it will obtain all of its requirements for the Licensed Products from AF and AF agrees to manufacture and to sell such Licensed Products.

          A.    AF Guaranteed Amount; Pricing.    In consideration for AF's manufacture of the Licensed Products and other services provided to TCBY under this Agreement, AF will receive a portion of the sales price of each of the Licensed Products sold by TCBY and AF hereunder (the "AF Portion"). The AF Portion shall be equal to (i) the sum of (A) a guaranteed manufacturing fee on a per unit basis for each Licensed Product as set forth on Schedule II plus or minus the Annual Adjustment (as defined below) (the "Guaranteed Amount") and (B) AF's ingredient, material, packaging, delivery and shipping costs of the relevant Licensed Product (the "Manufacturing Costs"), plus or minus (ii) any cumulative adjustments to reflect increases or decreases in the Manufacturing Costs then in effect and determined in accordance with Section 1A(i) below (the "Price Adjustment"), plus (iii) a loss factor on a per unit basis for each Licensed Product as set forth on Schedule II ("Shrink"). For the avoidance of any ambiguity, it is the intention of AF and TCBY that during the periods between the Price Adjustments, AF will receive the AF Portion then in effect whether or not any Manufacturing Costs may have increased or decreased during such periods.

              (i)  Beginning on the Effective Date, the AF Portion shall be the per unit amount set forth in Row C of Schedule II hereto, which amount reflects the sum of the Guaranteed Amount and the Manufacturing Costs as of such date. Beginning on December 29, 2002, the Guaranteed Amount set forth on Schedule II hereto shall be reduced by [CONFIDENTIAL]1 per gallon for all of the Licensed Products other than the Specialty Products (as defined below); the Distributor Purchase Price (as defined below) for such Licensed Products shall not be changed and, accordingly, the TCBY Portion (as defined below) for such Licensed Products shall thereby be increased by [CONFIDENTIAL]1 per gallon. From and after January 1, 2003, AF shall have the right to adjust the Manufacturing Costs on a quarterly basis, by giving written notice to TCBY (in accordance with Section 10 hereof) of its intention to effect such an adjustment at least thirty calendar days prior to the last day of each calendar quarter (the "Price Adjustment Notice"). The Price Adjustment Notice shall set forth the amount of the Price Adjustment based on AF's good faith estimate of any increase or decrease in the Manufacturing Costs at the end of such calendar period. In the Price Adjustment Notice, AF shall, in good faith, clearly and reasonably document any increases or decreases in the Manufacturing Costs that require the Price Adjustment. AF shall use its best judgment in assessing the feasibility of passing on any Price Adjustments. Any Price Adjustments shall become effective on the last day of the calendar quarter in which the Price Adjustment Notice is sent.

Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

1
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

             (ii)  In addition, on each anniversary of this Agreement, the Guaranteed Amount shall be adjusted in an amount equal to any increase or decrease in the Consumer Price Index for Dallas/Fort Worth (the "Annual Adjustment") to compensate AF for fluctuations in labor, utility and overhead costs.

            (iii)  The pricing of any new Products TCBY may order from AF shall be as mutually agreed upon by the Parties and Schedule II hereto shall be amended to reflect such pricing. If the Parties are unable to agree on the pricing of new Products, then, pursuant to Section 6 of this Agreement, TCBY shall not be obligated to obtain its requirements for such Product from AF under this Agreement.

            (iv)  The Parties agree to update Schedule II from time to time to reflect price adjustments in accordance with the terms of this Agreement.

          B.    Invoicing.

              (i)  At the time of each shipment of Licensed Product, AF shall issue an invoice or invoices (in the form as reasonably directed by TCBY) to the relevant distributor or sub-distributor (the "Distributors") requiring payment for the Licensed Product so shipped, at the aggregate per unit price thereof set forth in Row A of Schedule II hereto, including the Price Adjustment then in effect. Such per unit price, as it may be so adjusted from time to time by the Price Adjustment or by TCBY in its sole discretion (subject to agreements TCBY may have with Distributors, franchisees and other customers) is the "Distributor Purchase Price" for such Licensed Product. As of the Effective Date, the Distributor Purchase Price includes franchise royalty and advertising payment amounts, but TCBY reserves the right to invoice directly for such amounts in the future. The difference between the Distributor Purchase Price and the AF Portion in effect at any time for a given Licensed Product is the "TCBY Portion" (such amount consists of the yogurt formulation charge and, if invoiced by AF, the franchise royalty and franchise advertising fund amounts) per unit of such Licensed Product and, as of the Effective Date, is the per unit amount set forth in Row B of Schedule II hereto. AF shall have the right to require default interest and penalties for non-payment, delayed payment or other non-compliance with invoice payment terms for a period greater than thirty calendar days. All sales shall be made FOB at AF's manufacturing facility.

             (ii)  The AF Portion shall be deemed to be earned by AF and to be the sole property of AF. The TCBY Portion shall be deemed to be earned by and be the sole property of TCBY. Any other amount received by TCBY from its distributors or subdistributors pursuant to the applicable distribution agreements or otherwise shall be the sole property of TCBY and AF acknowledges and agrees that (A) AF shall have no right, title or interest therein and (B) TCBY shall have no obligation to account or otherwise report to AF with respect to any amounts other than the AF Portion.

          C.    Certain Collection Matters.

            (i)    Collection for "One Invoice" Billings.    Certain invoices will require the Distributors to make payment of the entire amount of the Distributor Purchase Price to AF, in which case AF shall act as a collection agent for TCBY and be responsible for remitting the TCBY Portion of the Distributor Purchase Price to TCBY; provided, however, that TCBY reserves the right to collect the TCBY Portion directly from the Distributors. In acting as a collection agent for TCBY, AF shall use commercially reasonable efforts to collect all amounts owing from the Distributors; provided, however, that, except as set forth in Section C(ii), in no event shall AF have any liability to TCBY for the TCBY Portion of any uncollected amounts, nor shall TCBY have any liability to AF for the AF Portion of any uncollected amounts. If any amount collected from a Distributor is equal to less than the full amount due from such Distributor at such time, then such amount shall be allocated pro rata between the AF Portion and the TCBY Portion.

            (ii)    Collection for Specialty Products.    On or before the date that is twenty calendar days following the due date of any invoice (the "Invoice Date") for Specialty Products (as defined below), AF shall remit the TCBY Portion owing under such invoice to TCBY, regardless of whether AF shall have collected the entire amount of the Distributor Purchase Price owing under such invoice. If any portion of the Distributor Purchase Price owing under any invoice remains uncollected on the date that is forty-five calendar days following the Invoice Date for such invoice, then TCBY shall remit an amount of cash equal to the TCBY Portion of such uncollected amount (the "Claw Back Amount") to AF on such date. If AF has not received the Claw Back Amount from TCBY by the date that is fifty calendar days following the Invoice Date, then AF shall have the right to set off the Claw Back Amount against other amounts owing to TCBY under this Agreement. If any payment in respect of a Distributor Purchase Price is received for which a Claw Back Amount was received or set off, then AF promptly will remit the TCBY Portion of such payment to TCBY. As used in this Section C(ii), the term "Specialty Products" means those Licensed Products set forth on Schedule I under the heading "Specialty Products."

            (iii)  In order to induce TCBY to enter into this Agreement, AF hereby agrees that in the event of non-payment, delayed payment or other non-compliance with invoice payment terms for a period greater than fourteen calendar days by the Distributors, without the prior written consent of TCBY, AF shall not have the right to cease shipping the Licensed Products to such Distributors, except that AF may cease shipping the Licensed Products to such Distributors if (i) AF gives notice in writing to TCBY (in accordance with Section 10 hereof) of such non-payment, delayed payment or non-compliance and (ii) within ten calendar days following AF's notification, such Distributor has not become fully current on all outstanding invoices required by their terms to by paid by such date.

            (iv)  Each of AF and TCBY agrees that if it receives any payment in its lockbox account or in the lockbox account to which payments have been made prior to the date of this Agreement that should have been made to the other party's lockbox account in accordance with the foregoing provisions, it will cooperate with the other in good faith promptly to redirect such payment so received to the lockbox account to which such payment should have been made in accordance with the foregoing provisions and, pending such payment being so redirected, will hold in trust for the other all amounts so received on behalf of the other.

          D.    Raw Materials.    For each Licensed Product, TCBY will provide an annual written estimate of projected sales and will communicate any adjustments to such estimate to AF on a monthly basis. Based on such estimate, AF will order raw materials (including actual ingredients, packaging materials, etc.) necessary for the manufacture of such Licensed Product pursuant to this Agreement, be billed directly for the cost of such raw materials and remit payment directly to the raw materials suppliers. In the event that reliance on the estimate results in AF ordering more raw materials than are required and such raw materials are unable to be used by AF in its manufacture of Products, then TCBY shall have the right to purchase such raw materials from AF at AF's cost. If TCBY does not purchase such raw materials and such raw materials are unable to be used by AF in its manufacture of Products and become obsolete, then TCBY shall reimburse AF for the cost of such obsolete raw materials. Except as set forth in the immediately preceding sentence, TCBY has no obligation with regard to AF's purchase of raw materials required in the production of such License Product. For purposes of this Agreement, AF's ordering in reliance on the estimate of less raw materials than are required to meet TCBY's requirements shall be referred to as a "Raw Material Shortage."

          E.    Co-Pack Agreements.    AF shall have the right to contract with and sublicense to a third party for the actual manufacturing of the Licensed Products (such agreements, "Co-Pack Agreements"), if such co-packer (a) is approved in writing by TCBY (which approval will not be unreasonably withheld, conditioned or delayed) and (b) such co-packer complies with the obligations set forth in Section 2.3 of the License Agreement (as defined below). TCBY hereby approves of all Co-Pack Agreements in effect as of the Effective Date, copies of which have been made available to TCBY, and confirms that all of such co-packer's obligations under the License Agreement have been satisfied. AF's obligations as set forth in this Agreement shall not be altered in any manner as a result of the existence of any Co-Pack Agreements with third party manufacturers and AF shall at all time be responsible for the conduct of its sublicensees.

        2.    Products.    AF's right to be TCBY's exclusive supplier of Licensed Products shall be subject at all times to the satisfaction of all of the terms and conditions set forth in this Section 2.

          A.    Quantity.

            (i)    Minimum.    As of the Effective Date, TCBY requires the manufacture of the quantity of each Licensed Product set forth adjacent from such Licensed Product on Schedule I attached hereto (the "Effective Date Quantity"). TCBY agrees that its requirements for the Licensed Products will be at least equal to 75% of the Effective Date Quantity for the term of this Agreement. In the event that TCBY's requirements for the Licensed Product shall fall below an amount equal to 75% of the Effective Date Quantity, then AF's sole remedy shall be the right to propose new pricing for the Licensed Products by delivery to TCBY of a written notice specifying the proposed revisions to Schedule II, if TCBY does not agree to the new pricing, then AF shall have the right to terminate the Agreement 180 days following delivery of the written notice specifying the proposed revisions to Schedule II.

            (ii)    Exclusive Supply.    Provided that the TCBY requirements for any Licensed Product at any time do not exceed 125% of the Effective Date Quantity, AF shall be required to supply 100% of TCBY's requirements of the Licensed Products during the term of this Agreement. If the TCBY requirements for any Licensed Product exceed 125% at any time during the term of this Agreement, then AF shall have the option to produce such excess amount of such Licensed Product, but in no event shall be required to produce such Licensed Product. In the event that AF elects not to produce any portion of such excess amount, then TCBY shall have the right to obtain such portion of the such excess amount from other manufacturers.

            (iii)    General Interruption.    If there occurs any General Interruption (as defined below) in supply, then TCBY may obtain any or all of its requirements from another supplier only for so long as such General Interruption is in effect, subject to such longer-term supply commitments that TCBY may have been required to make in order to obtain the Licensed Products during such General Interruption. TCBY agrees to use it best efforts not to enter into any long-term supply arrangements with other suppliers during a General Interruption. A "General Interruption" shall result if for any period of seven business days AF shall fail to supply at least 95% of the Set Amount of yogurt mix.

            (iv)    Raw Material Shortage; Force Majeure.    If, as a direct result of a Raw Material Shortage or a Force Majeure Event (as defined below), AF shall be unable to produce any or all of TCBY's requirements for any Licensed Products, then, for so long as such Raw Material Shortage or Force Majeure Event shall continue effect, AF shall be deemed to have not breached this Agreement. During such time, TCBY shall not have a termination right; however, if such Raw Material Shortage or Force Majeure Event shall result in a General Interruption, then TCBY shall have the right to cover its requirements of such Licensed Products as set forth under Section 2A(iii). For the purposes of this Section 2A(iv), a "Force Majeure Event" shall mean any fire, flood, strike, power outage, lock-out, epidemic, accident, war, act of terrorism, shortage of customarily used transportation equipment (or suitable substitute therefor) or other causes beyond the reasonable control of AF, which prevent it from manufacturing the Licensed Products as set forth in this Agreement.

          B.    Quality.

            (i)    Quality Standards.    AF shall manufacture the Licensed Products strictly in accordance with the standards, procedures, specifications, formulations and recipes from time to time reasonably established by TCBY and shall handle and store all Raw Materials and all finished Licensed Products in accordance with the quality control standards set forth in AF's Quality Assurance Manual (collectively, the "Quality Standards"), a copy of which has been made available to TCBY.

            (ii)    Compliance with Regulations.    AF agrees that the Licensed Products will be manufactured in compliance with, and will not be adulterated or misbranded within the meaning of, the Federal Food, Drug and Cosmetic Act of 1938, or any other federal, state, foreign or local laws or regulations applicable thereto, will not constitute an article that may not be introduced into interstate commerce and will be manufactured in substantial compliance with all applicable federal, state, foreign or local laws and regulations applicable thereto. Unless TCBY otherwise agrees in writing, AF will destroy all inventories that are not in conformity with Food and Drug Administration rules and regulations or any applicable federal, state, foreign and local laws. AF agrees to notify TCBY promptly of any regulatory action of which Licensee has knowledge that is taken in relation to it by any federal, state, foreign, county or municipal authority and that relates to or affects the manufacture, storage, distribution or sale of the Licensed Products.

            (iii)    Non-Conforming Licensed Products.    If at any time TCBY reasonably deems the quality of the Licensed Products to be below the Quality Standards, TCBY promptly shall notify AF in writing (in accordance with Section 10) of such determination (a "Quality Notice"). After receipt of a Quality Notice, AF shall have five business days to correct the lack of conformity identified by TCBY; provided, however, if TCBY reasonably determines and so specifies in a Quality Notice that the lack of conformity results from contamination or poses an immediate threat to TCBY's customers, then AF shall have one business day after receipt of such Quality Notice to correct the lack of conformity identified by TCBY. If AF fails to correct such lack of conformity within such specified period, TCBY shall have the right to obtain any or all of its requirements from another supplier only for so long as such lack of conformity remains uncorrected, subject to such longer-term supply commitments that TCBY may have been required to make in order to obtain the Licensed Products during such lack of conformity. TCBY agrees to use it best efforts not to enter into any long-term supply arrangements with other suppliers during a lack of conformity.

            (iv)    Product Recall and Withdrawal.    Either Party shall immediately advise and consult with the other as to any Licensed Product recall or withdrawal considerations; provided that TCBY shall have the absolute right to recall or withdraw any Licensed Product if it determines in its sole discretion that (A) such Licensed Product may be contaminated, (B) the use and/or distribution of such Licensed Product may pose an immediate threat to TCBY's customers or (C) if such Licensed Product otherwise fails to conform to the Quality Standards. TCBY shall bear the cost of any recall or withdrawal unless such recall or withdraw results directly from AF's manufacture of the Licensed Products or procurement of raw materials used in the manufacture of the Licensed Products pursuant to this Agreement, in which case AF shall bear the cost of any recall or withdrawal.

            (v)    TCBY Inspection Rights.    TCBY and its duly authorized representatives shall have the right, during normal business hours and upon reasonable prior notice, for the duration of this Agreement, (A) to inspect all facilities utilized by AF in connection with its manufacture of the Licensed Products pursuant hereto and to examine the Licensed Products in process of manufacture and (B) to gain reasonable access to the records of AF relating to quality control, in each case so long as TCBY does not unreasonably disrupt the normal operations of AF. AF shall maintain books and records regarding customers, permitted co-packers pursuant to Co-Pack Agreements and permitted sublicensees pursuant to the License Agreement, product complaints and claims and all other particulars necessary for verifying compliance with the terms of this Agreement. AF shall make such books and records available to TCBY and its designated representatives, from time to time, during normal business hours and upon reasonable prior notice. Such records shall be maintained by AF and its Affiliates for a period of 24 months after termination of this Agreement; provided, however, that such books and records need not be retained longer than four years following the end of the year to which such books and records relate. TCBY shall be entitled to make copies, at its expense, of any such records.

          C.    License.    Concurrently with the execution of this Agreement, TCBY Enterprises, Inc. ("Enterprises"), TCBY and AF entered into that certain Trademark License Agreement, dated as of even date herewith (the "License Agreement"), pursuant to which, among other things, AF was granted a license from Enterprises and TCBY to utilize the TCBY trademarks, service marks and trade names specified therein in the manufacture of the Licensed Products.

          D.    Compliance with Laws.    AF will manufacture the Licensed Products in compliance with all applicable federal, state and local laws or regulations to which AF is subject.

          E.    Insurance.    At all times during the term of this Agreement, AF shall maintain appropriate insurance at commercially reasonable levels of coverage to cover all of its obligations under this Agreement, including, without limitation, general liability insurance and malicious product tampering, product liability, and product recall insurance with respect to the manufacture and sale of the Licensed Products, in each case with minimum coverage of $1,000,000 per occurrence. If any of the foregoing types of insurance are not obtainable generally in the market (it being understood that any increase in the cost of coverage shall not deem such type of insurance unobtainable), then the absence of such insurance coverage shall not constitute a breach of this Section 2E.

        3.    Term.    The term of this Agreement shall be for five years commencing on the Effective Date (the "Initial Term") and shall automatically renew thereafter for an additional five years (the "Renewal Term"). Effective upon the commencement of the Renewal Term, the Guaranteed Amount and other pricing terms described in Section 1 of this Agreement shall be reset to then-current market levels as mutually agreed by the Parties. The Parties agree to use their commercially reasonable efforts to negotiate and agree on the adjustment of the Guaranteed Amount and the pricing terms to reflect then-current market pricing at least sixty calendar days prior to the expiration of the Initial Term. If no such agreement is reached by the day thirty days prior to the expiration of the Initial Term, then the adjustment shall be decided by binding arbitration in accordance with the applicable rules of the American Arbitration Association then in effect unless the Parties mutually agree otherwise. Any such arbitration shall be held in Salt Lake City, Utah. Judgment on the decision rendered in arbitration may be entered in any court having jurisdiction thereof.

        4.    Termination.

          A.    TCBY, at its option, shall have the right, in addition to any other remedy available at law or in equity, to terminate this Agreement upon the occurrence of any one or more of the following events:

              (i)  automatically without notice to AF, in the event the License Agreement is terminated in accordance with its terms;

             (ii)  AF defaults in the performance of any material term, covenant, agreement or condition of this Agreement, and, if within thirty calendar days after notice from TCBY describing the specific activities or failures constituting such default, AF shall fail to cure the default, or if such default cannot be cured with the exercise of due diligence within a thirty calendar days period, shall fail thereafter to proceed to cure the same diligently and in good faith, and in any case, to cure such default within sixty calendar days; provided, that notwithstanding the foregoing, during such cure periods (1) TCBY shall have the right to cover defaults as specified in Sections 2A and 2B and (2) TCBY may terminate this Agreement for a continuing breach by AF of the License Agreement without regard to notice or cure;

            (iii)  on more than three separate occasions in any twelve-month period, (A) the same quality violation or nonconformity has occurred under Section 2B and (B) on each occasion, TCBY has delivered a Quality Notice to AF describing the same quality violation or nonconformity, whether or not AF has cured such quality violation or nonconformity within the specified cure period;

            (iv)  in the event of any substantial continuing negative publicity in a reputable national media publication or news service concerning the quality of the Licensed Products produced by AF, which publicity (A) reports a material quality violation or material nonconformity related to contamination of such Licensed Products or that materially threatens the health and safety of consumers of such Licensed Products, which material quality violation or material nonconformity actually has occurred under Section 2B; and (B) which material quality violation or material nonconformity the Board of Directors of TCBY by written resolution reasonably has deemed to have a material adverse effect upon the reputation of TCBY and/or AF or to materially threaten TCBY's ability to maintain and preserve its business; or

             (v)  by mutual written agreement of the Parties.

          B.    AF, at its option, shall have the right by notice to TCBY, in addition to any other remedy available at law or in equity, to terminate this Agreement, upon the occurrence of any one or more of the following events:

              (i)  if TCBY defaults in the performance of any material term, covenant, agreement or condition of this Agreement, and, if within thirty calendar days after notice from AF describing the specific activities or failures constituting such default, TCBY shall fail to cure the default, or if such default cannot be cured with the exercise of due diligence within a thirty calendar day period, shall fail thereafter to proceed to cure the same diligently and in good faith and in any case, to cure such default within sixty calendar days; or

             (ii)  by mutual written agreement of the Parties.

        5.    Non-Exclusive Trademark License.    The License Agreement, and all the terms and conditions thereof, are hereby incorporated herein as if fully set forth herein.

        6.    TCBY Licensed Products.    For the avoidance of doubt, the Parties hereby agree that the term "Licensed Products" as used in this Agreement shall not include any Products other than the TCBY-branded Products listed on Schedule I hereto. The Parties acknowledge that TCBY may obtain its requirements of, and AF may produce, other Products, including, without limitation, production of Mrs. Fields-branded Products and other TCBY-branded Products, pursuant to other agreements.

        7.    Change of Control.    AF shall provide written notice to TCBY (in accordance with Section 10) at least thirty calendar days prior to any Change of Control (as defined below). Upon receipt of such notice, TCBY shall have ten business days to approve such Change of Control, which approval shall not be unreasonably withheld. If TCBY provides written notice to AF that it reasonably withholds its approval of such Change of Control, which written notice must set forth such reasons, and such Change of Control actually is consummated, then TCBY shall have the right to terminate this Agreement 180 calendar days following the date of the consummation of such Change of Control. As used in this Section 7, "Change of Control" shall mean the replacement of the general partner of AF with a person who is not controlled by an affiliate of Capricorn Investors III, L.P. or Herbert S. Winokur, Jr.

        8.    Assignment.    Neither Party shall voluntarily or involuntarily, directly or indirectly, sell, assign, hypothecate, pledge or otherwise transfer or dispose of all or any portion of its interest in this Agreement to any third party without the prior written consent of the other Party.

        9.    Amendment.    This Agreement may be amended from time to time only by a writing executed by AF and TCBY.

        10.    Notices.    All notices, requests, demands, and other communications hereunder by which either party is to be legally bound shall be in writing and shall be given (i) by Federal Express (or other established express delivery service which maintains delivery records), (ii) by hand delivery, (iii) or by facsimile transmission, to the Parties at addresses set forth on the signature page to this Agreement or at such other address give by like notice. Notices shall be deemed effective upon dispatch.

        11.    Entire Agreement.    This Agreement and the License Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all prior agreements and negotiations between the Parties with respect thereto.

        12.    Governing Law.    This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York without application of choice of law principles.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TCBY SYSTEMS, LLC
By:	/s/ Michael R. Ward
Name: Michael R. Ward Title: Senior Vice President
Address: 2855 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121-7050 Attention: General Counsel Fax: (801) 736- 5944
AMERICANA FOODS LIMITED PARTNERSHIP By: AF Sub Corp., as its General Partner
By:	/s/ Dudley C. Mecum
Name: Dudley C. Mecum Title: President

Address:
3333 Dan Morton
Dallas, Texas 75236
Attention: President
Fax: (972) 709-6625

with copy to:

AF Sub Corp. and Americana Foods Corp.
c/o Capricorn Investors III, L.P.
30 East Elm Street
Greenwich, Connecticut 06830
Attention: Herbert S. Winokur, Jr.; Dudley C. Mecum
Fax: (203) 861-6671

Schedule I

[CONFIDENTIAL]2

2  Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

Schedule II

[CONFIDENTIAL]3

3  Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

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  Exhibit 10.50
EXCLUSIVE SUPPLY AGREEMENT